SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                          [Amendment No. _____________]

[X]               Filed by the Registrant
[ ]               Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting  Material  Pursuant  to  Section   240.14a-11(c)  or  Section
     240.14a-12

                (Name of Registrant as Specified in Its Charter)

                            LAFAYETTE BANCORPORATION

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:



     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)     Amount Previously Paid:

      2)     Form Schedule or Registration Statement No.:

      3)     Filing Party:

      4)     Date Filed:

                                                  DEFINITIVE PROXY SOLICITATION
                                                MATERIALS - - TO BE RELEASED ON
                                                                OR ABOUT 3/9/98

                            LAFAYETTE BANCORPORATION


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 13, 1998


      The Annual Meeting of Shareholders of Lafayette Bancorporation (the "Corporation") will be held in the Board Room located on the Seventh Floor of the principal office of the Corporation and Lafayette Bank and Trust Company, 133 North Fourth Street, Lafayette, Indiana, on Monday, April 13, 1998, at 2:30 p.m., Lafayette time, for the following purposes:

    1. To elect two Directors to hold office until the Annual Meeting of Shareholders in the year 2001 and until their successors are elected and have qualified.

    2. To consider and approve the adoption of the 1998 Lafayette Bancorporation Nonqualified Stock Option Plan.

    3. To transact such other business as may properly come before the meeting.

      Holders of record of Common Shares of Lafayette Bancorporation at the close of business on March 2, 1998, are entitled to notice of and to vote at the Annual Meeting.


      SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND THE MEETING, ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                              By Order of the Board
                              of Directors



                              ROBERT J. WEEDER
                              President and Chief Executive Officer

March 9, 1998
Lafayette, Indiana
                            (ANNUAL REPORT ENCLOSED)

                                 PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS OF
                            LAFAYETTE BANCORPORATION

                   Parent of Lafayette Bank and Trust Company

                                 April 13, 1998

      This Proxy Statement is being furnished to shareholders on or about March 9, 1998, in connection with the solicitation by the Board of Directors of Lafayette Bancorporation (the "Corporation") at 133 North Fourth Street, Lafayette, Indiana of proxies to be voted at the Annual Meeting of Shareholders to be held at 2:30 p.m., Lafayette time, on Monday, April 13, 1998, in the Board Room on the Seventh Floor of the principal office of the Corporation. The Corporation is the parent holding company for Lafayette Bank and Trust Company.

      At the close of business on March 2, 1998, the record date for the Annual Meeting, there were 2,164,195 Common Shares outstanding and entitled to vote at the Annual Meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

      If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by either (a) filing with the Secretary (or other officer or agent of the Corporation authorized to tabulate votes) (i) a written instrument revoking the proxy or (ii) a subsequently dated proxy, or (b) attending the Annual Meeting and voting in person. Unless revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted as recommended by the Directors.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

                                    Nominees

      Two Directors are to be elected at the Annual Meeting. The Board of Directors, which currently consists of five members, is divided into three classes of near-equal size with the terms of one class expiring each year. Generally, each Director serves until the annual meeting of the shareholders held in the year that is three years after such Director's election and thereafter until such Director's successor is elected and has qualified or until the earlier of the Director's resignation, disqualification, removal or death. The terms of the current Directors expire as follows: 1998 -- Messrs. Boehning and Bonner; 1999 -- Messrs. Hancock and Meeks; and 2000 -- Mr. Weeder.

      Each Director will be elected by a plurality of the votes cast in the election. Shares present but not voted for any nominee do not affect the determination of whether a nominee has received a plurality of the votes cast. Proxies marked as "vote withheld" and shares held in street name that are designated by brokers on proxy cards as not voted will be treated as shares present for the purpose of determining whether a quorum is present. Shares present but not voted for any nominee do not influence in any manner the determination of whether a nominee has received a plurality of the votes cast.

      It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of Richard A. Boehning and Joseph A. Bonner, each of whom is now a Director whose present term expires this year. Each such person has indicated that he will accept nomination and election as a Director. If, however, any such person is unable or unwilling to accept nomination or election, it is the intention of the Board of Directors to nominate such other person as Director as it may in its discretion determine, in which event the shares subject to the proxy will be voted for that person.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE TWO NOMINEES IDENTIFIED ABOVE. (ITEM 1 ON THE PROXY)

      The following table presents certain information as of February 1, 1998, regarding the current Directors of the Corporation, including the two nominees proposed by the Board of Directors for election at this year's Annual Meeting, and the most highly compensated executive officer who is not a Director of the Corporation. Unless otherwise indicated in a footnote, the principal occupation of each Director has been the same for the last five years and such Director possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by such Director. Unless specified otherwise, a Director is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with the Director. Except for Mr. Meeks, who beneficially owns 1.1 percent of the Corporation's Common Shares, none of the persons named below beneficially owns more than one percent of the Corporation Common Shares. (All shares and percentage amounts reflect the ten percent stock dividend paid on November 1, 1997, to shareholders of record on September 30, 1997.)

Name,
Present Principal                              Director                       Shares Beneficially
Occupation and Age                              Since (1)                            Owned
Directors:

Richard A. Boehning* (2)                         1992                                6,405 (3)
  Partner, Bennett Boehning & Clary
  (law firm), 60

Joseph A. Bonner* (4)                            1985                               18,194 (5)
  Chairman of the Corporation and
  the Bank, 66

Wilbur. L. Hancock (6)                           1989                                5,395 (7)
  Retired General Manager, Customer Operations
  PSI Energy, A CINERGY Company, 59

Roy D. Meeks (8)                                 1981                               24,710 (9)
  President and Owner of Nelmeeks, Inc.
  d/b/a Radisson Inn, 65

Robert J. Weeder (10)                            1989                               10,337 (11)
  Chief Executive Officer and President
  of the Corporation and the Bank, 60

Named Executive Officer Who Is Not A Director:

Robert J. Ralston (12)                                                               3,252 (13)
  Executive Vice President, Senior Operations
  Officer and Secretary/Treasurer of the Bank, 56

All Directors of the Corporation and Executive Officers                             70,973 (14)
  as a Group (12 Persons)


*Nominee

(1) Includes service on the Board of the Bank prior to the Corporation's becoming a holding company for the Bank in 1985.

(2) Mr. Boehning has served as a Director of the Bank since 1992 and as a Director of the Corporation since 1994.

(3) Includes 1,000 shares held by the Albrecht Family Trust, for which trust Mr. Boehning serves as trustee, and 4,356 shares that Mr. Boehning has the right to acquire upon the exercise of stock options.

(4) Mr. Bonner has served as a Director of the Bank since 1985 and as a Director of the Corporation since 1987. On January 31, 1997, Mr. Bonner retired as President and Chief Executive Officer of the Corporation and the Bank.

(5) Includes 8,635 shares held jointly by Mr. Bonner and his spouse, 5,201 shares held by Mr. Bonner's spouse, and 4,356 shares that Mr. Bonner has the right to acquire upon the exercise of stock options.

(6) Mr. Hancock has served as a Director of the Bank since 1989 and of the Corporation since 1992. From October 1996 through March 1997, when he retired, Mr. Hancock served as Northwest Region Manager and District Manager -- Lafayette for PSI Energy and prior to that time he served as Acting General Manager, Corporate Customer Operations of PSI Energy.

(7) Includes 634 shares held jointly by Mr. Hancock and his spouse and 4,356 shares that Mr. Hancock has the right to acquire upon the exercise of stock options.

(8) Mr. Meeks has served as a Director of the Bank since 1981 and as a Director of the Corporation since 1985.

(9) Includes 13,807 shares held jointly by Mr. Meeks and his spouse, 1,320 shares held by Mr. Meeks' spouse, and 4,356 shares that Mr. Meeks has the right to acquire upon the exercise of stock options.

(10) Mr. Weeder has served as a Director of the Bank since 1989 and as a Director of the Corporation since 1990. Mr. Weeder has served as President of the Bank since August 1996 and as President of the Corporation since September 1996. He assumed the positions of Chief Executive Officer of the Corporation and the Bank upon Mr. Bonner's retirement in January 1997. Mr. Weeder had served as Executive Vice President since 1992.

(11) Includes 1,617 shares held jointly by Mr. Weeder and his spouse, 1,571 shares held by Mr. Weeder's spouse, and 4,894 shares that Mr. Weeder has the right to acquire upon the exercise of stock options.

(12) Mr.  Ralston  served  as  Senior  Vice  President   Operations   until  his
     appointment to his current position in December 1996. He has served as Secretary/Treasurer of the Bank since September 1996.

(13) Consists of 924 shares held jointly by Mr. Ralston and his spouse, 1,584 shares held jointly by Mr. Ralston and his father, and 744 shares that Mr. Ralston has the right to acquire upon the exercise of stock options.

(14) Includes 25,545 shares that members of the group have the right to acquire upon the exercise of stock options and 27,269 shares as to which voting and investment powers are shared by members of the group with their spouses.

                            Committees and Attendance


        The Boards of Directors of the Corporation and the Bank each held fourteen meetings during 1997. All of the Directors of the Corporation are also members of the Board of Directors of the Bank. The Corporation does not have any standing committees except for the Stock Option Committee. The members of the Stock Option Committee are Mr. Boehning, who serves as Chairman, and Messrs. Bonner, Hancock, and Meeks, all of whom are Directors of the Corporation and the Bank. The Stock Option Committee, which met twice in 1997, supervises the administration of the Corporation's Stock Option Plan and recommends for Board approval grants of options to key employees.

        The committees of the Board of Directors of the Bank include standing audit and salary committees. The members of the Audit Committee are Mr. Bonner, who became Chairman of the Audit Committee in January 1998 upon the retirement of Charles E. Maki, Messrs. Bonner and Hancock, both of whom are Directors of the Corporation and the Bank, and Messrs. Robert T. Jeffares, Vernon N. Furrer, and Jeffrey L. Kessler, all three of whom are Directors of the Bank. The Audit Committee, which met four times during 1997, reviews audit reports, meets quarterly with the audit staff, and recommends the selection of outside auditors. Each of the Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors of the Corporation and the committees on which he served during 1997. The members of the Salary Committee are Mr. Hancock, who serves as the Chairman, and Messrs. Bonner, Meeks, Weeder and Mr. Furrer. The Salary Committee meets in November each year to determine compensation for officers of the Corporation and the Bank (officers of the Corporation receive their compensation from the Bank). The Salary Committee met once during 1997.


                            Compensation of Directors

        During 1997, Directors of the Corporation received $250 per month regardless of committee participation or attendance at meetings. Non-employee Directors of the Bank received $1,350 per month and employee Directors received $525 per month. Outside Directors also received a performance award in the amount of $1,250. The grant of this performance award was based upon recommendations of the Salary Committee in conjunction with the employees' performance award program criteria which references the overall Bank's performance.
        All of the Bank's Directors participated in one of two deferred compensation plans maintained by the Bank in 1997. In December, 1987, the Bank established an unfunded deferred compensation plan for Directors of the Bank (the "1987 Plan"). The 1987 Plan provides that on or before December 31 of any year, a director of the Bank may elect in writing to defer receipt of his Director fees for the succeeding calendar year. At the end of each year for which a Director has elected to defer fees under the 1987 Plan, the Bank credits interest on the deferred fees at the rate of interest the Bank paid on twelve-month certificates of deposit issued by the Bank on the first business day of such year. Mr. Maki, who retired in January 1998, was the only director who participated in the 1987 Plan during 1997. In October, 1994, the Bank adopted a deferred compensation plan for Directors through Bank Compensation Strategies Group, Inc. (the "1994 Plan"). To fund the 1994 Plan, the Bank purchased single-premium universal life insurance policies for each of the participants. The interest rate payable under the 1994 Plan is tied to the Wall Street Prime Rate plus 150 basis points, and is adjusted on September 30 of each calendar year. The adjusted interest rate as of September 30, 1997, was 10.25% (Wall Street Prime Rate (8.75%) plus 150 basis points). All of the Directors of the Corporation and the Bank, except for Mr. Maki, deferred 1997 Director fees pursuant to the 1994 Plan.

                             EXECUTIVE COMPENSATION

        The following table sets forth information regarding compensation paid for the fiscal years indicated to the Corporation's Chief Executive Officer and the other most highly compensated executive officers, based on salary and bonus earned during fiscal 1997.

                                                           Summary Compensation Table

                                                                                  Long Term
                                                                                 Compensation
                                            Annual Compensation                     Awards

                                                                                  Securities
                                                                                  Underlying
            Name and                                                               Options/            All Other
       Principal Position           Year        Salary           Bonus               SARs            Compensation

Robert J. Weeder,                   1997          $120,000     $25,000              2,860           $ 12.596 (1)
  President and Chief               1996          $105,893     $15,000              2,112           $ 11,288
  Executive Officer                 1995          $ 96,300     $10,000              4,646

Robert J. Ralston,                  1997          $ 95,000     $15,000              2,475           $  2,200 (2)
  Executive Vice President,         1996          $ 90,570     $10,000              1,980           $  1,408
  Senior Operations                 1995          $ 86,670     $ 7,500                871
  Officer and Secretary/
  Treasurer of the Bank

Joseph A. Bonner                    1997          $12,667 (3)      (3)               (3)            $ 42,930 (4)
  Chairman of the Boards            1996          $146,600     $25,000              2,244           $ 11,835
  of Directors of the               1995          $140,250     $15,000              4,937
  Corporation and the Bank (3)


(1)Represents matching contributions of $2,732 under the Lafayette Bank and Trust Company Employees' Salary Savings Plan (the "401(k) Plan"), Bank Director fees in the amount of $6,300, Corporation Director fees of $3,000, and above-market interest credited on deferred Director fees in the amount of $564.
(2)Represents matching contributions of $ $2,200 under the 401(k) Plan.

(3)Mr. Bonner retired from his positions as CEO and President in January 1997.

(4)Represents  matching  contributions  of $253  under  the  401(k)  Plan,  Bank
     Director fees in the amount of $39,275, Corporation Director fees of $3,000, and above-market interest credited on deferred Director fees in the amount of $402.

                      Option/SAR Grants In Last Fiscal Year

    The following table presents information on the stock option grants that were made during 1997 pursuant to the Lafayette Bancorporation Non-Qualified Stock Option Plan.

                                                                                              Potential Realizable
                                                                                            Value at Assumed Annual
                                                                                              Rates of Stock Price
                                                                                                Appreciation for
                                                                                                    Option Term1
                                                 Individual Grants

                                                 % of Total
                                                 Options (2)/
                              Number of         SARs Granted
                              Securities        Granted to       Exercise
                              Underlying         Employees       or Base
                             Options/SARs        in Fiscal        Price       Expiration
    Name                      Granted (2)           Year         ($/Sh)          Date            5%        10%

Robert J. Weeder                2,860              10.2%         $24.20        5/12/07        $43,529    $110,310
Robert J. Ralston               2,475               8.8%         $24.20        5/12/07        $37,670    $ 95,461

(1)The amounts in the table are not intended to forecast possible future appreciation, if any, of the Corporation's Common Shares. Actual gains, if any, are dependent upon the future market price of the Corporation's Common Shares and there can be no assurance that the amounts reflected in this table will be achieved.

(2)The options granted during 1997 to Messrs. Weeder and Ralston have the same terms. The options were granted on May 12, 1997, at the estimated fair market value of one Common Share on that date. The options become exercisable in twenty percent increments, with twenty percent becoming exercisable one year from the grant date and an additional twenty percent becoming exercisable on the four subsequent anniversaries of the grant date; provided, however, that all options become immediately exercisable upon the earlier occurrence of (a) the optionee's 65th birthday, if the optionee is an employee; (b) the optionee's 70th birthday, if the optionee is a Director; or (c) an "Applicable Event," which is defined in the Option Plan as (i) the expiration of a tender offer or exchange offer (other than an offer by the Corporation) pursuant to which at least 50 percent of the Corporation's issued and outstanding stock has been purchased, or (ii) the approval by the shareholders of the Corporation of an agreement to merge or consolidate the Corporation with or into another entity where the Corporation is not the surviving entity, or an agreement to sell or otherwise dispose of all or substantially all of the Corporation's assets (including a plan of liquidation). The options expire ten years from the date of grant unless terminated earlier upon the death, retirement or termination of employment of the optionee. The options are nontransferable and may be exercised only by the optionee during his lifetime. No SARs were granted during 1997.

             Aggregated Option/SAR Exercises In Last Fiscal Year and
                        Fiscal Year-End Option/SAR Values

    The following table sets forth information for 1997 with respect to SAR exercises by the executive officers named in the Summary Compensation Table and the value of unexercised options and SARs as of December 31, 1997. There were no option exercises by the named executive officers during 1997. (Numbers of options and per share exercise prices have been retroactively adjusted to reflect stock dividends.)


                                                                      Number of Unexercised        Value of Unexercised
                                                                     Options/SARs at Fiscal     In-the-Money Options/SARs
                                                                          Year-End (#)            at Fiscal Year-End ($)

                                    Shares
                                   Acquired           Value              Exercisable/                 Exercisable/
     Name                       on Exercise (#)     Realized ($)        Unexercisable                Unexercisable

       Robert J. Weeder               0                 0              30,256 / 4,724               $699,062 / $43,187

       Robert J. Ralston              0                 0              20,307 / 4,582               $504,067 / $43,565

       Joseph A. Bonner               0           $547,537              4,356 / 0                    $56,149 / $0

(1)The Option Plan provides for the grant of non-qualified options to Directors and key employees. Options granted to Directors vest immediately upon grant. Options granted to key employees vest in twenty percent increments, with twenty percent vesting one year from the date of grant and an additional twenty percent vesting on each of the four subsequent anniversaries of the grant date. See also the discussion of the options in
     Note 1 to the Option/SAR Grants In Last Fiscal Year table above. Messrs. Bonner and Weeder have received option grants in their capacities as both Directors and key employees. The Lafayette Bancorporation Officers' Stock Appreciation Rights Plan, as amended (the "SAR Plan"), provides for the grant of SARs from time to time to executive and senior management officers of the Corporation in the sole discretion of the Stock Option Committee. Each SAR is granted at a base value equal to the fair market value of one Common Share on the date of grant and has a subsequent value equal to 100 percent (or such other percentage specified by the Stock Option Committee) of the excess of the then-current fair market value of one Common Share over the base price of the SAR. The SARs granted to Messrs. Weeder, Ralston and Bonner vested in annual twenty percent increments and are fully vested. SARs become fully exercisable without regard to vesting restrictions, however, upon the occurrence of (i) the expiration of a tender offer or exchange offer (other than an offer by the Corporation) pursuant to which at least 5 percent of the Corporation's issued and outstanding stock has been purchased, or (ii) the approval by the shareholders of the Corporation of an agreement to merge or consolidate the Corporation with or into another corporation where the Corporation is not the surviving corporation, or an agreement to sell or otherwise dispose of all or substantially all of the Corporation's assets (including a plan of liquidation). SARs also became fully vested when an officer reaches age 62.

(2)Represents the difference between the last per share sales price of a Common Share on December 31, 1997, known to the Corporation's management ($31.75) and the exercise price of options/SARs having an exercise price less than that sales price, multiplied by the number of options/SARs.

Pension Plan

         The Bank maintains a noncontributory defined benefit pension plan, the Lafayette Bank and Trust Company Employees' Pension Plan (the "Pension Plan"). All employees who have attained the age of 21 and have completed one year of service are eligible to participate in the Pension Plan. The following table indicates the estimated annual benefits payable under the Pension Plan to a participant at the normal retirement age of 65 who has the specified remuneration and years of service.


                              Pension Plan Table 1

                                                                     Years of Service

                                -----------------------------------------------------------------------------
Pay                                      15               20                25               30            35
-------------------------------------------------------------------------------------------------------------

 25,000                               7,440            9,920            12,400           14,880        17,360
 50,000                              15,690           20,920            26,150           31,380        36,610
 75,000                              23,940           31,920            39,900           47,880        55,860
100,000                              32,190           42,920            53,650           64,380        75,110
125,000                              40,440           53,920            67,400           80,880        94,360
150,000                              48,690           64,920            81,150           97,380       113,610
160,000                              51,990           69,320            86,650          103,980       121,310
200,000                              51,990           69,320            86,650          103,980       121,310

(1)Pay limited to statutory IRC ss. 401(a)(17) limit in calculation of benefits. Federal law limits annual compensation taken into account for benefit purposes to $160,000 for plan years beginning 1/1/97 and thereafter, until indexed to the next $10,000 increment. (IRC ss.401(a)(17)).


       The retirement benefit formula used for the Pension Plan is based upon a participant's average monthly compensation for the five consecutive calendar years that produce the highest average and the participant's years of service with the Bank. The retirement benefit formula is composed of two parts, a "base benefit" and an "excess benefit." The base benefit is equal to 1.6 percent of a participant's average monthly compensation during the applicable five year period multiplied by the participant's number of years of service. The excess benefit is equal to 0.6 percent of the amount by which the participant's average monthly compensation exceeds $750.00 multiplied by the participant's number of years of service (not to exceed 35 years). A participant's compensation is based on total taxable wages or salary (including any overtime and bonuses) plus any salary reduction contributions made by the participant under the Bank's 401(k) plan and any contribution made to a section 125 plan maintained by the Bank. Federal law limits the amount of annual compensation that can be counted for some highly compensated employees. The years of credited service for years of service through the end of 1997 applicable for determining the retirement benefits for the executive officers named in the Summary Compensation Table are as follows: Mr. Bonner: 28 years; Mr. Weeder: 12 years; and Mr. Ralston: 19 years.

                        Report on Executive Compensation

Overall Compensation Policy

       The executive officers of the Corporation also serve as the executive officers of the Bank. The executive officers of the Corporation do not receive any compensation (other than pursuant to the Stock Option Plan, as discussed below) from the Corporation.

       The Salary Committee of the Board of Directors of the Bank is responsible for recommending to the Board of Directors the salaries, bonuses and other compensation to be paid to the executive officers of the Bank. The Salary Committee is composed of three outside Directors (one of whom is the Chairman), Mr. Weeder (the Corporation's Chief Executive Officer), and Mr. Bonner (who retired as Chief Executive Officer in January 1997). Mr. Weeder absents himself from, and does not participate in, any Salary Committee proceedings relating to the determination of his own compensation. The primary goals of the Salary Committee in determining compensation policy are to provide a level of compensation that will attract, motivate and help retain well-qualified executive officers and to further enhance shareholder return by aligning the interests  of  executive  officers  with  the  interests  of  the  Corporation's shareholders. The Salary Committee attempts to attain these goals by setting total compensation at competitive levels considering an executive officer's individual performance while also providing effective incentives tied to the financial performance of the Bank. The executive compensation program consists of four basic elements: (1) base salary, (2) annual incentive bonus awards, (3) stock option awards, and (4) stock appreciation right awards. At its annual meeting in November each year, the Salary Committee reviews with management the officers' evaluations and management's recommendations and then makes compensation recommendations for Mr. Weeder and the other officers.

Base Salary

       The Bank attempts to provide Mr. Weeder and the other officers with base salaries that are competitive with the salaries offered by other bank and bank holding companies of comparable size in Indiana and the surrounding states, based on information that the Salary Committee obtains from Crowe Chizek and Company LLP and the Indiana Bankers Association. Increases in base compensation are not automatically based on increased compensation at comparable institutions, but also reflect the Corporation's, the Bank's and the individual executive officer's performance for the year.

     The Salary Committee recommended (and the Board approved) that Mr. Weeder's base salary for 1997 be set at $120,000.

Annual Incentive Bonus Awards

         Annual bonuses are awarded based on the extent that the Salary Committee believes that they are merited based on the Bank's performance. Bonuses awarded for 1997 were increased over the amounts awarded in 1996.

Stock Option Awards

         In 1995 the Corporation adopted the Lafayette Corporation Non-Qualified Stock Option Plan (the "Stock Option Plan") that provides for the award of incentive stock options and non-qualified stock options. The purpose of granting options is to provide long-term incentive compensation to complement the short-term focus of annual incentive bonus awards. The size of stock option awards depends upon the executive officer's level of responsibility and individual performance. Stock options are granted at the estimated fair market value of a share of the Corporation's Common Stock on the date of grant.

         The Stock Option Committee of the Board of Directors of the Corporation administers the Stock Option Plan. All of the members of the Stock Option Committee are independent outside Directors of the Corporation. During 1997 an aggregate of 28,160 stock options were granted to twenty-eight key employees of the Bank. Mr. Weeder was granted options to acquire 2,860 shares and Mr. Ralston was granted options to acquire 2,475 shares. All of the options granted in 1997 vest in twenty percent increments beginning one year after the date of grant and become fully exercisable on the fifth anniversary of the grant date.

Stock Appreciation Rights Awards

         The Lafayette Bancorporation Officers' Stock Appreciation Rights Plan (the "SAR Plan") provides for the award from time to time to officers of stock appreciation rights ("SARs") payable in cash. The only grants that have been made under the SAR Plan were made in 1992 to Messrs. Weeder, Ralston and Bonner. Mr. Bonner exercised all of the SARs granted to him upon his retirement in 1997 as an executive officer.

       The Omnibus Budget Reconciliation Act enacted by the United States Congress in August 1993 amended the Internal Revenue Code of 1986 to disallow a public company's compensation deduction with respect to certain highly-paid executives in excess of $1 million unless certain conditions are satisfied. The Corporation presently believes that this provision is unlikely to become applicable in the near future to the Corporation because (a) the levels of base salary and annual incentive bonus awards of the Corporation's executive officers are substantially less than $1 million per annum, and (b) the law generally does not apply to stock option plans that require that options be granted at not less than fair market value, subject to certain conditions. Therefore, the Corporation has not taken any action to adjust its compensation plans or policies in response to the adoption of this law.

      SUBMITTED BY THE MEMBERS OF THE SALARY AND STOCK OPTION COMMITTEES:


                Salary Committee                Stock Option Committee
                W.L. Hancock, Chairman          Richard A. Boehning
                Joseph A. Bonner                Joseph A. Bonner
                Vernon N. Furrer                W.L. Hancock
                Roy D. Meeks                    Roy D. Meeks
                Robert J. Weeder



           Compensation Committee Interlocks and Insider Participation

     Mr. Weeder, the Corporation's Chief Executive Officer, and Mr. Bonner, who retired as Chief Executive officer in January 1997, serve on the Salary Committee together with three outside Directors. The Stock Option Committee is composed of four outside Directors.

        During 1997 the Bank made payments for title services to Tippecanoe Title Services, Inc., a company owned by Mr. Boehning, who serves as a Director of the Corporation and the Bank and as a member of the Salary Committee. The Bank charges its lending customers for the title services and then pays the title company for the services. The Bank expects to continue the use of such title services during 1998. Mr. Boehning is a partner in the law firm of Bennett, Boehning & Clary, which represented the Corporation as legal counsel in certain matters during 1997, and the Corporation expects that the firm will continue to represent the Corporation in similar matters in 1998.


                 Certain Business Relationships And Transactions

        During 1997, the Bank had banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Corporation and their associates. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

                             Stock Performance Graph

        The SEC requires the Corporation to include in this proxy statement a line-graph presentation comparing the Corporation's cumulative, shareholder returns with market and industry returns. The following graph compares the Corporation's performance with the performance of the NASDAQ- Total US index and the SNL Midwest Bank index. The returns of each company in the peer group have been weighted to reflect the Corporation's market capitalization.
(Source:  SNL Securities)

                               [TABLE SUBSTITUTED FOR GRAPH IN EDGAR-FILED DOCUMENT]

                                                                        Period Ending
Index                                     12/31/96        3/31/97      6/30/97        9/30/97      12/31/97
------------------------------------------------------------------------------------------------------------
Lafayette Bancorporation                   100.00         109.37        120.57         130.04         152.48
NADSAQ - Total US                          100.00          94.58        111.92         130.85         122.71
SNL Midwest Bank Index                     100.00         103.64        120.59         141.85         162.14

                                   PROPOSAL 2

                 PROPOSAL TO ADOPT LAFAYETTE BANCORPORATION 1998
                         NONQUALIFIED STOCK OPTION PLAN

        The Board of Directors has adopted, subject to shareholder approval, the Lafayette Bancorporation 1998 Nonqualified Stock Option Plan (the "1998 Plan"). The primary purpose of the 1998 Plan is to advance the interests of the Corporation and its shareholders by affording to key management employees of the Corporation and the Bank an opportunity to acquire or increase their proprietary interest in the Corporation by the grant of stock options. By encouraging such employees to become owners of the Corporation, the Corporation seeks to attract, motivate, reward and retain those highly competent individuals upon whose judgment, initiative, leadership, and efforts the success of the Corporation depends. Directors and managerial and other key employees of the Corporation or any of its subsidiaries (currently approximately 40 persons) will be eligible for grants under the 1998 Plan. Options may be granted under the 1998 Plan until the fifth anniversary date of the effective date of the 1998 Plan.

        The following is a summary of the material features of the 1998 Plan.

Shares Subject to the 1998 Plan

        The 1998 Plan authorizes the grant of options covering up to 15,000 shares to Directors of the Corporation and the Bank and options covering up to 42,000 shares to employees, subject to adjustment as appropriate to reflect any future stock splits, stock dividends, or other changes in the capitalization of the Corporation. Options granted under the 1998 Plan will be in the form of nonqualified options (referred to as "nonqualified" because they are not intended to qualify under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended).

Administration

        The 1998 Plan provides that it is to be administered by a Committee of at least two individuals who are members of the Board of Directors of the Corporation and who are not officers and who otherwise qualify as non-employee Directors within the meaning of Rule 16b-3 adopted under the Securities Exchange Act of 1934. The Committee has sole discretion and authority to determine from time to time the individuals to whom options may be granted under the 1998 Plan, the number of shares covered by each option, the period during which an option may be exercised and the price at which an option may be exercised, subject to the limitations discussed below.

Option Features

        The 1998 Plan provides that the exercise price for an option is to be the fair market value of the shares of common stock covered by the option at the time of grant. The period for exercising an option granted under the 1998 Plan may not exceed ten years from the date of grant. The 1998 Plan also provides that options granted to Directors become fully exercisable on the date that is two years from the date of grant and that options granted to employees become exercisable in 20 percent increments, with the first 20 percent becoming exercisable on the first anniversary of the date of grant and with the option becoming fully exercisable on the date that is five years after the date of grant. The Committee has the discretion, however, to accelerate the exercisability of granted options. Also, the 1998 Plan provides that all options granted under the Plan, regardless of the vesting schedule included in the option grant, become fully exercisable upon the earlier of the optionee's 65th birthday, if the optionee is an employee, or the optionee's 70th birthday, if the optionee is a Director; the death of the optionee; the total disability of the optionee; or the occurrence of an "Applicable Event," which is defined in the 1998 Plan as (i) the expiration of a tender offer or exchange offer (other than an offer by the Corporation) pursuant to which at least 50 percent of the Corporation's issued and outstanding stock has been purchased or (ii) the approval by the shareholders of the Corporation of an agreement to merge or consolidate the Corporation with or into another entity where the Corporation is not the surviving entity or pursuant to which more than 50 percent of the Corporation's issued and outstanding shares has been transferred, or an agreement to sell or otherwise dispose of all or substantially all of the Corporation's assets (including a plan of liquidation).

Payment for Shares

        The Committee, in its discretion, may determine whether the exercise price for an option may be paid in cash or by delivering shares of the Corporation's common stock previously acquired by the optionee and having an aggregate fair market value equal to the exercise price, or a combination of cash and previously owned shares of the Corporation's common stock.

Transferability of Options; Termination of Employment

        Options granted under the 1998 Plan are transferable during the optionee's lifetime only by the optionee, or the optionee's guardian or legal representative, and in the event of the optionee's death, by will or the laws of descent and distribution. The Committee, in its discretion, also may permit options to be transferred to immediate family members of the optionee, partnerships consisting of immediate family members, trusts for the benefit of immediate family members, or as otherwise specifically permitted in the stock option agreement with the optionee.

        If the optionee's employment is terminated as a result of the optionee's death, or the optionee dies within three months after the termination of his employment, then the person or persons to whom the optionee's rights to the options pass by will or the laws of descent and distribution may be exercised at any time prior to the date that is one year from the date of the optionee's death, including any options that would have expired earlier had the optionee lived. If an optionee's termination of employment results from the optionee's retirement or disability, then the optionee has the right to exercise any options for a period of one year from the date of such retirement or disability. If an optionee's status as a Director or employee terminates for any reason other than death, retirement, or disability, then any options held by the Director or employee may be exercised for three months following the date of such termination. Termination, Amendment and Modification of 1998 Plan

        The Board of Directors of the Corporation may at any time and in any respect amend, modify or terminate the 1998 Plan, except that no such amendment, modification or termination may be made without the approval of the Corporation's shareholders if such action would increase the total number of shares of common stock subject to the 1998 Plan, withdraw administration of the Plan from the Committee, change the terms by which an option may be exercised, change the price at which the option may be exercised, or affect any stock option agreement previously executed pursuant to the 1998 Plan unless the optionee consents to such action.

Certain Federal Income Tax Consequences Under Current Law

        Under current federal tax law, the options granted under the 1998 Plan will not result at the time of grant in any taxable income to the optionee or any tax deduction to the Corporation. Upon the exercise of an option, the excess of the market value of the shares acquired over the cost of those shares will be taxable to the optionee as compensation income and generally will be deductible by the Corporation. The optionee's tax basis for the shares acquired upon the exercise of an option will be the market value of the shares at the time of exercise.

        The 1998 Plan is not subject to any provisions of ERISA and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Shareholder Approval

        To become effective, the 1998 Plan must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Corporation represented at the meeting and entitled to vote. Proxies marked as abstentions and shares held in street name that are designated by brokers on proxy cards as not voted will therefore have the same effect as a vote against approval of the 1998 Plan. Proxies marked as abstentions and broker non-votes, however, will be treated as shares present for the purpose of determining whether a quorum is present.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE 1998 STOCK OPTION PLAN (ITEM 2 ON THE PROXY).

                             APPOINTMENT OF AUDITORS

        Crowe,  Chizek and Company LLP ("Crowe  Chizek")  served as auditors for
the   Corporation   in  1997  and  have  been   selected   to  serve  for  1998.
Representatives of Crowe Chizek will not be present at the Annual Meeting.


                        PRINCIPAL OWNERS OF COMMON SHARES

        As of March 1, 1998, the Corporation had no knowledge of any shareholder or group of shareholders who beneficially owned more than five percent of the Corporation's Common Shares.


            SECTION 16(a): BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers and persons who beneficially own more than 10 percent of the Corporation's Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Corporation's Common Shares and other equity securities. On the basis of reports and representations submitted by the Corporation's Directors, executive officers, and greater-than-ten-percent owners, the Corporation believes that all required Section 16(a) filings for fiscal 1997 were timely made. One Director, Mr. Meeks, filed an amendment to his initial report on Form 3 to correctly reflect the number of shares owned by him and his spouse.


                                  OTHER MATTERS


        The Board of Directors knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.


                                    EXPENSES

        All expenses in connection with this solicitation of proxies will be borne by the Corporation.


                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

        A shareholder desiring to submit a proposal for inclusion in the Corporation's proxy statement for the 1998 Annual Meeting of Shareholders must deliver the proposal so that it is received by the Corporation no later than November 9, 1998. Proposals should be mailed to Michelle Turnpaugh, Secretary of the Corporation, P.O. Box 1130, 133 North Fourth Street, Lafayette, Indiana 47902, by certified mail, return receipt requested.

                                      PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS OF LAFAYETTE BANCORPORATION TO BE HELD APRIL 13, 1998.

KNOW ALL MEN BY THESE PRESENT that I, the undersigned Shareholder of Lafayette Bancorporation, Lafayette, Indiana, do hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement dated March 9, 1998, and do hereby nominate, constitute, and appoint Michael A. Strauch and Edward Chosnek or any one of them (with full power to act alone), my true and lawful attorney(s) with full power of substitution, for me and in my place and stead to vote all the Common Capital Stock of said Corporation, standing in my name on its books on March 2, 1998, at the Annual Meeting of its Shareholders to be held in the Board of Directors' Room at the main office of Lafayette Bank and Trust Company, 133 North Fourth Street, Lafayette, Indiana, on Monday, April 13, 1998, at 2:30 p.m. EST, or at any adjournment thereof, with all the powers the undersigned would possess if personally present as follows:

THE BOARD OF DIRECTORS OF LAFAYETTE BANCORPORATION RECOMMENDS A VOTE "FOR" THE PROPOSALS LISTED.

For   Against

[  ] [  ] 1.   ELECTION OF  DIRECTORS.  To elect the two  persons  listed in the
               Proxy Statement (except as marked to the contrary below)

                               RICHARD A. BOEHNING
                                JOSEPH A. BONNER

                    (INSTRUCTIONS:   To  withhold  authority  to  vote  for  any
                    individual nominee, write that nominee's name in the space provided below.)

                         --------------------------------------

[  ]  [  ] 2.   APPROVAL OF STOCK  OPTION  PLAN.  To approve  the  Lafayette
                Bancorporation 1998 Nonqualified Stock Option Plan.

[  ]  [  ] 3.   In their  discretion,  on such other matters as may properly come before the meeting.


THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" APPROVAL OF THE MATTERS DESCRIBED ABOVE.

SHAREHOLDERS SHOULD MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POST-PAID ENVELOPE. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

DATED:______________________            SIGNATURE(S) OF SHAREHOLDER(S)


                                       -----------------------------------------

                                       -----------------------------------------

                    (Please sign exactly as your name appears on this proxy. If shares are issued in the name of two or more persons, all such persons should sign. Trustees, executors and others signing in a representative capacity should indicate the capacity in which they sign.)